United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Commission File Number:  000-25891

                             MARKETCENTRAL.NET CORP.
             (Exact name of Registrant as specified in its charter)

Texas                                                                 76-0270330
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)

6401  South  Boston,  Q205,  Englewood  CO                                 80111
(Address of principal executive offices)                              (Zip Code)




                              CONSULTING AGREEMENT
                              (Full Title of Plan)

                                 William Stocker
                                 attorney at law
                        34190 Sepulveda Avenue, Suite 200
                            Capistrano Beach CA 92624
                    phone (949) 487-7295  fax (949) 487-7285
                               (Agent for Service)

                             Dated: October 15, 2001


                       CALCULATION OF REGISTRATION FEE (1)


--------------------------------------------------------------------------------
Title of    |   Amount to     |  Proposed       | Proposed       | Amount of   |
Securities  |   be Registered |  Maximum        | Maximum        | Registration|
To be       |                 |  Offering Price | Aggregate      | Fee         |
Registered  |                 |  Per Unit       | Offering Price |             |
--------------------------------------------------------------------------------
Common Stock|    250,000      |  $0.06          |   $15,000      |  $3.75      |
$0.001      |  shares         |  per share      |                |             |
Par Value   |                 |                 |                |             |
--------------------------------------------------------------------------------

1 The securities of the Issuer are presently trading or listed for trading on the Non-NASDAQ Bulletin Board of the NASD or elsewhere. The price is determined accordingly by reference to the last trading date, October 12 2001, average close, discounted by 50%.

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                                     PART I

                                 Not applicable.

                                     PART II

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under section 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Texas a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.


ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).


ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     A service provider, consultant, has an interest in the securities requested to be issued.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The  following  provision is contained in the Articles of Incorporation, in
Article  IX,  provides:

          Each Director and officer or former Director or officer or any person who may have served at the request of this corporation as a Director or officer of another corporation in which this corporation owns shares of capital stock or of which this corporation is a creditor (and their heirs, executors, and administrators) may be indemnified by the corporation against reasonable costs and expenses incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been such Director or officer, except in relation to any actions, suits, or proceedings in which he has been adjudged liable because of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, or in the event of a settlement, each Director and officer (and his

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heirs,  executors,  and  administrators)  may  be indemnified by the corporation against payments made, including reasonable costs and expenses, provided that such indemnity shall be conditioned upon the prior determination by a resolution of two-thirds (2/3) of those members of the Board of Directors of the corporation who are not involved in the action, suit, or proceeding that the Director or officer has no liability by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office, and provided further that if a majority of the members of the Board of Directors of the corporation are involved in the action, suit, or proceedings, such determination shall have been made by a written opinion of independent counsel. Amounts paid in settlement shall not exceed costs, fees, and expenses which would have been reasonable if the action, suit, or proceeding had been litigated to a conclusion. Such a determination by the Board of Directors, or by independent counsel, and the payments of amounts by the corporation on the basis thereof shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings on the grounds that the person indemnified was liable to the corporation or its security holders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his Office. The foregoing rights and indemnification shall not be exclusive of any other rights to which the officers and Directors may be entitled according to law.?

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  8.  EXHIBITS.

     Provided as an exhibit hereto is the Consulting Agreement for services. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.06 per share per $0.06 of services performed.

ITEM  9.  UNDERTAKINGS.

     Not  Applicable.

                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 15, 2001


                             MARKETCENTRAL.NET CORP.
                               A TEXAS CORPORATION

                                       by


/s/Paul  Taylor                                           /s/Paul  Taylor
   Paul  Taylor                                              Paul  Taylor
   President/Director                                        Secretary/Director

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--------------------------------------------------------------------------------
                                    EXHIBIT 1

                               OPINION OF COUNSEL
--------------------------------------------------------------------------------

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                                 LAW OFFICES OF
                                 William Stocker
phone (949) 487-7295   34190 Sepulveda Avenue, Suite 200      fax  (949)487-7285
                           Capistrano Beach CA 92624

                                October 12, 2001

To  the  President  and  the
Board  of  Directors
MarketCentral.net  Corp.
6401  South  Boston  Street
Englewood  CO  80111     re:  Opinion  of  Special  Counsel

     Dear  Gentlemen:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $15,000 in the form of 250,000 shares of common stock to be registered thereby.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

      It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The Consulting Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services at the rate of $0.06 per share for $0.06 of services performed. These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed pursuant to the Consulting Agreement were direct or indirect commissions or compensation for raising funds for the Issuer.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8.

     I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.


                                Very Truly Yours,


                             /s/ William Stocker
                                 William Stocker
                           special securities counsel

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                                    EXHIBIT 2

            CONSULTING AGREEMENT BETWEEN SHELLEY GOLDBERG AND ISSUER
--------------------------------------------------------------------------------

                              CONSULTING AGREEMENT


1. Introduction. This Agreement is made and entered into this Thursday, October 11, 2001, by and between Shelley Goldberg 21157 Ormond Court Boca Raton FL 33433 ("Consultant"), and MarketCentral.net Corp. having its principal place of business at 6401 S. Boston St., Q205, Englewood, CO 80111 ("Client").

2. Description of Services. During the term of this Agreement, Consultant will diligently use best efforts to provide consulting services related to an Acquisition Candidate, Due Diligence and Translation Services and for Client, as decided upon by the Client.

3. Term of Agreement. Consultant shall be retained for the above services on a non-exclusive basis for a term of six (6) months, commencing on the date hereof.

4. Where Services Are to Be Performed. Consultant's services will be performed at Consultant's facilities or such other places that are deemed appropriate by Consultant.

5. Compensation. Client will pay 250,000 shares of MKCT common stock as a consulting fee. The compensation shall be due with the execution of this Agreement.

6. Reimbursement of Expenses. Client will reimburse Consultant for all authorized expenses incurred by Consultant required in connection with this Agreement. Reimbursement of expenses shall be made on the basis of itemized statements submitted by Consultant and including, whenever possible, actual bills, receipts, or other evidence of expenditures. Payment is due within ten
(10)  days  after  delivery  of  statements  to  Client.

7. Consultant an Independent Contractor. Consultant will furnish Consultant's services as an independent contractor and not as an employee of Client, or of any company affiliated with Client. Consultant has no power or authority to act for, represent, or bind Client, or any company affiliated with Client in any manner. Consultant is not entitled to any medical coverage, life insurance, participation in Client's savings plan, or other benefits afforded to Client's regular employees, or those of any of Client's affiliated companies.


8. Confidential Information, Trade Secrets and Inventions. Consultant will treat as proprietary and confidential any Confidential Information, Trade Secrets and Inventions, belonging to Client, or affiliated companies, or any third parties, disclosed to Consultant in the course of Consultant's services. For purposes of this Agreement, "Confidential Information, Trade Secrets and Inventions" means all information, processes, process parameters, methods, practices, techniques, plans, computer programs and related documentation,

                                        7
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customer  lists,  price  lists,  supplier  lists,  marketing  plans, advertising materials, financial information, and all other compilations of information which relate, directly or indirectly, to the business and/or operations of Client and/or which have not been intentionally disclosed by Client to the general public, and/or which may give the Client an opportunity to obtain an advantage over other competitors, persons or parties, regardless of the source from, or method or manner by which Consultant may have acquired same.

9. Inside Information -- Securities Laws Violations. In the course of the performance of Consultant's duties, it is expected that Consultant will receive information that is considered material inside information within the meaning and intent of the U.S. federal securities laws, rules, and regulations. Consultant will not disclose this information directly or indirectly to any third party, nor will Consultant provide advice to any other party concerning any decision to buy, sell, or otherwise deal in securities of the Client or those of any of Client's affiliated companies falling within the jurisdiction of U.S. securities laws.

10. Warranty That Agreement Does Not Contemplate Corrupt Practices-Domestic or Foreign. Consultant represents and warrants that (a) all payments under this Agreement constitute compensation for services performed and (b) this Agreement and all payments, and the use of the payments by Consultant, do not and shall not constitute an offer, payment, or promise, or authorization of payment of any money or gift to an official or political party of, or candidate for political office in, any jurisdiction within or outside the United States. These payments may not be used to influence any act or decision of an official, party, or candidate in his, her, or its official capacity, or to induce such official, party, or candidate to use his, her, or its influence with a government to affect or influence any act or decision of such government to assist Client in obtaining, retaining, or directing business to Client, or any person or other corporate entity. As used in this Paragraph, the term "official" means any officer or employee of a government, or any person acting in an official capacity for or on behalf of any government; the term "government" includes any department, agency, or instrumentality of a government.

11.     General  Provisions.

(a) Successors and Assigns. This Agreement is intended to benefit and is binding on (i) the successors and assigns of Consultant and (ii) the heirs and legal successors of Client.

(b) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas and shall be enforceable only in any U.S. District Court of Texas in spite of the fact that Consultant may perform services hereunder in various jurisdictions.

(c) Separate Enforcement of Provisions. If for any reason a part of this Agreement is unenforceable, the remainder of the Agreement shall be enforced to the extent possible.

(d) Modification of Agreement. This Agreement may only be modified in writing signed by both the (i) Client and (ii) the Consultant.

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(e)     Effective  Date.  Regardless  of  when  executed,  the parties expressly acknowledge and agree this Agreement is deemed to be effective on the date set forth in the first paragraph of this Agreement.

(f) Entire Document. This Agreement constitutes the sole and entire agreement among the parties with respect to the subject matter hereof and replaces and supersedes any and all prior understandings and agreements between the parties, whether oral or written, express or implied.

(g) Indemnity. Each party hereby expressly agrees to indemnify and hold the other party, its officers, directors, agents and employees, harmless from and against any and all losses, costs, damages, claims or liabilities, of what-soever nature, including, without limitation, attorneys' fees, arising from
(i) any breach of this Agreement or (ii) the fact that any representation made herein by Client was false or misleading when made. Client shall indemnify and hold Consultant harmless from any claims arising from the services performed hereunder, or any portion thereof.

(h) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding and specifically enforceable arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be held only in Englewood, CO and enforced only in the state district court situated therein. No appeals shall be permitted.

(i) Execution of Agreement. This Agreement shall be deemed to have been executed in Englewood, CO.


                              Consultant:     Shelley  Goldberg
                              By: /s/ Shelley Goldberg


                              Client:  MarketCentral.net  Corp
                              By:  /s/Paul Taylor

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